UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2004

Commission File Number	Exact Name of Registrant as Specified in its Charter, Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.
1-16827	Premcor Inc. 1700 East Putnam Avenue, Suite 400 Old Greenwich, Connecticut 06870 (203) 698-7500	Delaware	43-1851087

1-11392	The Premcor Refining Group Inc. 1700 East Putnam Avenue, Suite 400 Old Greenwich, Connecticut 06870 (203) 698-7500	Delaware	43-1491230

Item 2. Acquisition of Assets

Overview of the Acquisition

On May 1, 2004 The Premcor Refining Group Inc., or PRG, a wholly owned indirect subsidiary of Premcor Inc. (collectively “Premcor”) purchased Motiva Enterprises LLC’s (“Motiva”) Delaware City refining complex located in Delaware City, Delaware. Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States. Motiva is an oil refining, lubricants and retail business operation owned 50% by Shell Oil Company and 50% by Saudi Refining Inc.

The purchase price of $800 million, plus petroleum inventories valued at $96 million (subject to inventory measurement and valuation finalization) was financed primarily with proceeds from our common stock offering and PRG’s senior notes offering completed in late April 2004 and available cash. In addition, Motiva will be entitled to receive from Premcor a contingent purchase payment of $25 million per year up to a total of $75 million over a three-year period depending on the amount of crude oil processed at the refinery and the level of industry refining margins during that period, and a $25 million gasification performance payment per year up to a total of $50 million over a two-year period depending on the achievement of certain performance criteria at the petroleum coke gasification facility.

The Delaware City refinery purchase agreement provides that, subject to certain limitations, Motiva shall indemnify us against certain environmental liabilities and costs to the extent related to, arising out of, resulting from, or occurring during the ownership, operation or use of the refinery assets prior to the closing. Conversely, we have agreed to indemnify Motiva against environmental liabilities and costs to the extent related to, arising out of, resulting from, or occurring during the period of time after the closing. These indemnities are generally subject to a cap of $50 million, with the exception of certain matters, including outstanding consent orders and ongoing cleanup projects at the refinery, which are subject to an aggregate cap of $800 million. In addition, we have agreed to be generally responsible for costs relating to existing consent orders relating to the refinery. In particular, we have agreed to assume responsibility under an existing consent order which requires the installation of air pollution control technology to the refinery’s coker and fluid catalytic cracker by 2006. Motiva estimates this project to cost approximately $175 million.

Description of Assets Acquired

The Delaware City refinery has a rated crude unit throughput capacity of 180,000 bpd and a coking capacity equal to 28% of crude capacity. In addition to the refining units, the acquisition also includes a 2,400 tons per day, or tpd, petroleum coke gasification unit, a 180 megawatt, or mw, cogeneration facility, 8.5 million barrels of crude oil, intermediates, blendstock, and product tankage, and a 50,000 bpd truck-loading rack. A $400 million repowering project was constructed in 2001 to enable the refinery to produce electricity and steam from petroleum coke produced at the refinery. The petroleum coke gasifier associated with this project has two parallel trains with a nominal capacity of 1,300 tpd each and with a combined total design capacity of 2,400 tpd.

The refinery has large conversion capacity with its 82,000 bpd fluid catalytic cracking unit, or FCCU, 47,000 bpd fluid coking unit, or FCU, and 20,000 bpd high pressure hydrocracking unit with vacuum distillation. An average of 15,000 bpd cat-cracker feed is imported to fully utilize the FCCU. Hydrogen is provided via the refinery’s own steam methane reformer and continuous catalytic reformers. The refinery has two sulfur recovery units with 530 long tpd capacity. The following table sets forth capacity information regarding the refining units.

Stream-Day Capacity for Refining Units

Unit Description	Units	Built	Most Recent Modification	Capacity*
Atmospheric Crude	1	1957	1996	180,000
Vacuum Distillation	1	1957	1980	102,000
Fluid Coking Unit (FCU)	1	1957	1993	47,000
Fluid Catalytic Cracking Unit (FCCU)	1	1956	1995	82,000
Continuous Catalytic Reformer (CCR)	1	1982	1993	43,000
Hydrocracking Unit	1	1972	1992	20,000
Alkylation (sulfuric acid)	2	1957/1991	1994	12,000
Polymerization	1	1956/2000	2000	5,600
Hydrotreating (5 trains +Selective Hydrogenation Unit)	6	1957/1995	1999	140,000
Cracked Naphtha Hydro Treating Unit (CNHTU)	1	2000	2000	18,000
Sulfur Recovery (with Tail Gas Recovery Units)	2	1983/1997	1999	530 L/tpd
Butamer Unit	1	2000	2000	6,000
Aromatic Solvent Extraction	1	1978	1983	15,000
Hydrogen (Steam Methane Reformer)	1	1972	1984	40,000 kSCF/d
Petroleum Coke Gasification	2	1999	1999	2,400 tpd
GE Frame 6 Combustion Turbines	2	1999	1999	180 mw
Steam Drive Turbo Generators	4	1956/1961	2004	102 mw

*	Capacity is bpd, unless otherwise noted.

We will depreciate these assets in accordance with our policies related to property, plant and equipment, and the assets have estimated useful lives of approximately 25 to 30 years

Inventory. The petroleum inventories purchased comprised of approximately 1.4 million barrels of crude oil and 2.3 million barrels of product inventory, subject to the inventory measurement finalization.

Feedstocks. The refinery can process a variety of heavy crude oils typically ranging from 15 to 32 API with sulfur content up to 4 wt.%, with the refinery normally being constrained by the sulfur limit of the FCU. All crude is received by water with cargo size generally limited by draft to some 550,000 barrels. We expect our typical refinery crude oil slate to be about 50% Arabian, 25% Latin American and 25% Russian and North Sea, with the flexibility to capture spot market opportunities.

Product Offtake. The Delaware City refinery produces about 60% motor gasoline, 35% distillates and 5% petroleum coke. Light products are shipped via the local truck rack, pipeline and water. Conventional gasoline is shipped to markets in western Pennsylvania via the Shell pipeline to the Sun pipeline, which connects to the Laurel and Buckeye pipelines. Reformulated gasoline is sold into region 1 (south – Delaware, Maryland, Virginia) and region 2 (north – New Jersey, Pennsylvania, New York) via pipeline and/or barge.

The refinery produces 100,000 bpd of motor gasoline, of which approximately 65% is reformulated gasoline. Premium gasoline production is about 35% of the total refined product pool. The refinery produces approximately 60,000 bpd of distillates roughly split between low sulfur diesel and home heating oil. Ultra low sulfur diesel production of up to 10,000 bpd can be produced from the hydrocracker. No aviation fuel is produced, but kerosene is produced on a spot opportunity basis.

Energy. The cogeneration facility in conjunction with the petroleum coke gasification unit has the capacity to supply the refinery with all its electrical needs and any excess electricity can be sold into the Pennsylvania – New Jersey – Maryland, or PJM grid. The refinery also has four turbo generators that can produce 120 mw of electricity depending on availability of steam production from the refinery boilers.

Tankage Capacity. The following table sets forth certain information regarding tank capacity at the Delaware City refinery:

	Capacity in barrels (in thousands)	Number of tanks
Crude Oil	2,072	12
Intermediates and Blendstock	4,790	63
Gasoline	956	12
Distillate	648	6
Other	59	16

Total	8,525	109

Asset Acquisition

The Delaware City refinery’s historical operating performance is not indicative of the results that can be expected under our ownership of the assets. We expect to run the 180,000 bpd crude oil refinery in the low to mid 170,000 bpd range for crude oil, which is greater than Motiva’s historical rates. The revenues and costs associated with this production level will also be significantly different as Motiva purchased crude oil and marketed refined products through its parent company relationships and contractual arrangements. We have established new supply activities to purchase all crude oil and intermediate feedstocks for the refinery, and market products from the refinery in the wholesale and spot markets while continuing to develop our own customer base. In addition, the petroleum coke gasification unit of the refinery has not been in full operation under Motiva. Motiva has only recently transitioned from the start-up phase into the operational phase for this unit during the fourth quarter of 2003 and the gasification unit has recently operated at approximately 800 tpd with no third party electricity sales. We intend to run this unit from 1,600 to 1,880 tpd and the refinery’s petroleum coke production will be gasified to fuel the cogeneration facility, which can supply electricity and steam to the refinery and to third parties. There can be no assurances that the unit will operate at our intended rate, or at all, which could cause us to seek alternative energy sources. As a result of this and various other factors, we believe we have purchased an asset, rather than a business, from Motiva. Accordingly, we are not providing historical or pro forma financial statements for this acquisition as historical financial information covering Motiva’s ownership of the Delaware City refinery would not be meaningful in understanding, or indicative of, Premcor’s proposed operation of the assets. We intend to optimize the refinery’s operations as part of our existing refining system.

Former Motiva Employees

We have hired 53% employees who were previously employed by Motiva at the Delaware City refining complex of which approximately 70% are represented by unions. The union employees primarily hold positions in the refinery operations. The non-union employees hold various administrative positions within the plant.

Item 7. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
99.1	Asset Purchase Agreement, dated March 30, 2004, by and between Motiva Enterprises LLC, as Seller, and The Premcor Refining Group Inc., as Buyer, Covering the Acquisition of the Delaware City Refinery and related assets. (Incorporated by reference to Exhibit 2.1 filed with PRG’s Quarterly Report on Form 10Q for the quarter ended March 31, 2004 (File No. 1-11392)).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Premcor Inc.
The Premcor Refining Group Inc.
(Co-Registrants)

/s/ Dennis R. Eichholz
Dennis R. Eichholz
Controller (principal accounting officer and duly authorized officer)

May 12, 2004